Exhibit 10.1
SETTLEMENT AGREEMENT AND MUTUAL RELEASE
          This Settlement Agreement and Mutual Release (the “Settlement Agreement”) is entered into as of this 24th day of January, 2008 (the “Settlement Date”), by and between HUDSON LOGISTICS, INC., a Delaware corporation, having an address at 177 Madison Avenue, Morristown, NJ 07960 (hereinafter “HLI”), HUDSON LOGISTICS LOADING, INC., a Delaware corporation, having an address at 177 Madison Avenue, Morristown, NJ 07960 (hereinafter “HLL”) (HLI and I-ILL are hereinafter collectively referred to as “Assignors”), CHARTWELL INTERNATIONAL, INC., a Nevada corporation and the parent of HLI and HLL, having an address at 177 Madison Avenue, Morristown, NJ 07960 (hereinafter “Chartwell”), IMRE ESZENYI, an individual, having an address at 177 Madison Avenue, Morristown, NJ 07960 (“Eszenyi”), RAYMOND KALAFSKY, an individual, having an address at 115 Arnot Place, Wood-Ridge, NJ 07075 (“Kalafsky”), NEW YORK & GREENWOOD LAKE RAILWAY, a New Jersey corporation, having an address at Erie Railroad Station, 46 High Street, P.O. Box 106, Glen Ridge, NJ 07028 (“NYGL”), and NORTHERN & BERGEN RAILROAD, LLC, a New Jersey limited liability company, having an address at 411 Hackensack Avenue, Hackensack, NJ 07601 (“NBR”). HLI, FILL, Chartwell, Eszenyi, Kalafsky, NYGL and NBR are hereinafter collectively referred to as the “Parties.”
WITNESSETH
          WHEREAS, NYGL is an interstate rail carrier with a truck-to-rail transloading facility (“Facility”) located on its railroad property in the City of Passaic, Passaic County, New Jersey. The Facility receives dry non-hazardous construction and demolition debris from local businesses that is shipped from the Facility exclusively by rail to disposal facilities outside the State of New Jersey; and
          WHEREAS, HLI and HLL are wholly-owned subsidiaries of Chartwell; and
          WHEREAS, in August 2006, Chartwell purchased two contracts with respect to the Facility out of the Chapter 11 bankruptcies of Steel Wheels Transport, LLC (“Steel Wheels”) and Team G Loading, LLC (“Team G”) pending before the Honorable Donald H. Steckroth of the United States Bankruptcy Court for the District of New Jersey (“Bankruptcy Court”). In re Steel Wheels Transport, LLC, U.S. Bank. Ct., D.N.J., Case No. 06-15377; and In re Team G Loading, LLC, U.S. Bank. Ct., D.N.J., Case No. 06-15378. The contracts included a Facility Capacity Agreement (“FCA”), dated January 7, 2005, between Steel Wheels and NYGL (a true and correct copy of which is attached as Exhibit A), and a Rail Car Loading Agreement (“RCLA”), also dated January 7, 2005, between Team G and NYGL (a true and correct copy of which is attached as Exhibit B); and
          WHEREAS, pursuant to an Order of the Bankruptcy Court dated August 17, 2006 (a true and correct copy of which is attached as Exhibit C), on August 24, 2006 an Assignment, Assumption, and Novation Agreement was entered into by and among Steel Wheels and Team G, as assignors, HLI and HLL, as assignees, and NYGL, with respect to the FCA and the RCLA (“Assignment”) (a true and correct copy of which is attached as Exhibit D). The Assignment provided that the transaction documented thereby “closed” on August 24, 2006 and became effective on the date the above-referenced Order (Ex. C) became binding, final and non-appealable by all parties to the Bankruptcy Proceedings pursuant to Fed. R. Bankr. P. 9006(a), or by approximately late August 2006; and
          WHEREAS, on or about May 23, 2007, HLI and HLL commenced an action in the Superior Court of New Jersey, Chancery Division – General Equity Part, Morris County, entitled Hudson Logistics, Inc. and Hudson Logistics Loading, Inc. v. New York & Greenwood Lake Railway and Northern & Bergen Railroad, LLC, Docket No. C-76-07, which was subsequently transferred to the Law Division of the same Court, Docket No. L-001745-07 (the “Action”), raising certain claims against NYGL and NBR, and in which NYGL filed counterclaims against HLI and HLL and a third party complaint against Chartwell, Eszenyi and Kalafsky; and
          WHEREAS, on or about July 31, 2007, NYGL served and subsequently filed an application for an order to show cause with temporary restraints enjoining HLI, HLL, Chartwell, Eszenyi and Kalafsky from assigning or transferring any rights of HLI and JILL, including but not limited to changing control of HLI and HLL, with respect to the FCA and RCLA to any third party; and
          WHEREAS, on August 1, 2007, the Honorable Rosemary Ramsay granted NYGL’s application and entered an Order to Show Cause with Temporary Restraints, enjoining HLI, HLL, Chartwell, Eszenyi and Kalafsky from assigning or transferring any rights of HLI and HLL, including but not limited to changing control of HLI and HLL, with respect to the FCA and RCLA to any third party, pending further order of the Court (the “OTSC”); and
          WHEREAS, on August 27, 2007, at a hearing before Judge Ramsay, for the reasons placed on the record, the Court ordered that the restraints in the OTSC would remain in effect pending a further hearing in the Action scheduled to be held on September 10, 2007; and
          WHEREAS, HLI and HLL have informed NYGL that (i) HLI desires to assign to Perry New Jersey I, LLC, a Delaware limited liability company (“Perry”), and Perry desires to assume from HLI, the FCA; and (ii) HLL desires to assign to Perry, and Perry desires to assume from HLL, the RCLA (the “Assignments/Assumptions”); and
          WHEREAS, HLI, HLL, Chartwell, Eszenyi and Kalafsky, on the one hand, and NYGL and NBR, on the other hand, have agreed to resolve fully and finally all claims alleged in the Action subject to the terms and conditions in this Settlement Agreement; and
          WHEREAS, subject to the terms and conditions in this Settlement Agreement and in an Assignment and Assumption Agreement, a true and correct copy of which is attached hereto as Exhibit E (“Assignment and Assumption Agreement”), which is incorporated herein by reference, NYGL has agreed to give its consent to the Assignments/Assumptions of the FCA and the RCLA to Perry; and

          NOW, THEREFORE, intending to be legally bound and in consideration of the promises and of the releases, representations, covenants, and obligations herein contained, the Parties agree as follows:
AGREEMENT
1.	The “Closing” of this Settlement Agreement shall occur on or before 12:00 noon on January 24, 2008, such date and time being of the essence.

2.	Prior to the Closing of this Settlement Agreement, HLI and HLL shall repair the building of the Facility and return it to the condition it was in when they began operations there, including, but not limited to, repairing the damaged wall which is currently bulging and protruding near the railroad track.

3.	At the Closing of this Settlement Agreement, HLI, HLL and Chartwell shall have paid all outstanding host community benefit payments and any and all applicable penalties and late fees that are due and owing to the City of Passaic, New Jersey under the Host Community Benefit Agreement (a true and correct copy of which is attached as Exhibit F) through and including the date of the Closing of this Settlement Agreement, and shall have submitted all associated tonnage records and certified statements required by the City of Passaic under the Host Community Benefit Agreement (Ex. F), and shall provide to NYGL a receipt from the City of Passaic signed by an authorized representative of the City of Passaic specifically stating that “all monthly host community benefit payments and any and all applicable penalties or late fees that are due through and including the date of the Closing of the Settlement Agreement, and all associated tonnage records and certified statements, have been paid in full and submitted to the City of Passaic in accordance with the Host Community Benefit Agreement, a true and correct copy of which is attached hereto.” As confirmed by the letter from Sheri K. Siegelbaum, Esquire, counsel for the City of Passaic, to HLI, dated January 22, 2008, a copy of which has been provided to the Parties by the undersigned counsel for HLI, HLL, Chartwell and Eszenyi (and a true and correct copy of which is attached as Exhibit G), the total sum due to the City of Passaic through January 21, 2008 is $109,593.65.

4.	At the Closing of this Settlement Agreement, HLI, HLL and Chartwell, on behalf of themselves, Eszenyi and Kalafsy, shall pay to NYGL a total sum of one hundred and forty-four thousand dollars ($144,000), which amount shall be wire transferred to the following account of NYGL’s counsel:
Citizens Bank, 512 Pennsylvania Avenue, Fort Washington, PA 19034 Account Holder: Robert A. Klein, Esquire, Partner, Berkowitz Klein, LLP Routing No.: 036076150 Account No.: 6208026990

5.	Subject to the full and complete satisfaction of the terms and conditions under paragraphs 2, 3 and 4 above, the Parties shall individually and collectively dismiss the Action and all claims therein with prejudice by causing their respective attorneys and Kalafsky (the only party not represented by counsel herein), individually, to execute and deliver to NYGL’s attorney for filing in the Action in the Superior Court of New Jersey, Law Division, Morris County, a stipulation of dismissal in the form and substance as attached hereto as Exhibit H (the “Stipulation of Dismissal”).

6.	(a) Subject to and without waiver of any of the terms and conditions herein and in the Assignment and Assumption Agreement (Ex. E), HLI, HLL, Chartwell, Eszenyi and Kalafsky, on behalf of themselves and all parties claiming by, through or under them, (to the extent applicable) their directors, officers, shareholders, principals, partners, employees, agents, affiliates, attorneys, subsidiaries, parent entities, sister entities, successors, predecessors, executors, administrators, insurers and assigns, hereby irrevocably and unconditionally release NYGL and NBR, and their respective directors, officers, shareholders, principals, partners, employees, agents, affiliates, attorneys, subsidiaries, parent entities, sister entities, successors, predecessors, executors, administrators, insurers and assigns from any and all liabilities, obligations, promises, agreements, causes of action, and rights of any nature whatsoever, known or unknown, which are the subject or arise out of the Action or which otherwise arise out of or relate to the FCA and the RCLA (which agreements the Parties acknowledge are currently valid, enforceable and in effect) through the date hereof.
(b) Subject to and without waiver of any of the terms and conditions herein and in the Assignment and Assumption Agreement (Ex. E), NYGL and NBR, on behalf of themselves and all parties claiming by, through or under them, their directors, officers, shareholders, principals, partners, employees, agents, affiliates, attorneys, subsidiaries, parent entities, sister entities, successors, predecessors, executors, administrators, insurers and assigns, hereby irrevocably and unconditionally release, HLI, IILL, Chartwell, Eszenyi and Kalafsky, on behalf of themselves and all parties claiming by, through or under them, (to the extent applicable) their directors, officers, shareholders, principals, partners, employees, agents, affiliates, attorneys, subsidiaries, parent entities, sister entities, successors, predecessors, executors, administrators, insurers and assigns, from any and all liabilities, obligations, promises, agreements, causes of action, and rights of any nature whatsoever, known or unknown, which are the subject or arise out of the Action or which otherwise arise out of or relate to the FCA and the RCLA (which agreements the Parties acknowledge are currently valid, enforceable and in effect) through the date hereof.
(c) The Parties each represent and warrant to the other that they have not assigned, pledged, hypothecated and/or otherwise divested themselves and/or encumbered all or any part of the claims being released hereby and that they hereby agree to indemnify and hold harmless any party against whom any such claim so assigned, pledged, hypothecated, divested and/or encumbered is asserted.

7.	This Settlement Agreement sets forth the entire agreement between the Parties hereto with respect to the Action and supersedes any prior and contemporaneous agreements whether oral or written between the Parties concerning the subject matter of this Settlement Agreement. This Settlement Agreement (including the provisions of this sentence) may not be changed orally but may be changed only in a writing signed by all Parties.

8.	This Settlement Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule of any jurisdiction that would cause the application of the laws of any jurisdiction other than the State of New Jersey. For all disputes arising out of this Settlement Agreement, the Parties consent to the exclusive jurisdiction and venue of the Morris County, New Jersey Superior Court.

9.	This Settlement Agreement shall be construed without regard to the Party or Parties responsible for its preparation and shall be deemed to have been prepared jointly by the Parties. If any provision of this Settlement Agreement is determined by a court to be unenforceable as drafted, that provision shall be construed in a manner designed to effectuate its purpose to the greatest extent possible under applicable law, and the enforceability of other provisions shall not be affected.

10.	The waiver of one breach or default or any delay in exercising any rights will not constitute a waiver of any subsequent breach or default. No term of this Settlement Agreement shall be considered waived and no breach excused by either Party unless made in writing. No consent, waiver, or excuse by the Parties, express or implied, unless in writing, shall constitute a subsequent consent, waiver or excuse.

11.	All representations, warranties, covenants, terms, conditions, stipulations, and provisions of this Settlement Agreement shall survive the Closing of the Settlement Agreement, and thereafter shall be binding upon and inure to the benefit of, and be enforceable by, the Parties, and their successors, and assigns.

12.	Except as specifically otherwise provided herein, this Settlement Agreement is intended for the sole benefit of the Parties hereto. Nothing in this Settlement Agreement is intended to or may be construed to give any person, firm, corporation, or other entity, other than the Parties hereto (and, with respect to the assignment/assumption of the FCA and the RCLA, to Perry), any rights pursuant to any provision or term hereof, and all provisions and terms of this Settlement Agreement are and shall be for the sole and exclusive benefit of the Parties to this Settlement Agreement.
13.	This Settlement Agreement may be executed in counterparts and when taken together shall constitute one and the same Settlement Agreement. Signatures to this Settlement Agreement received by facsimile or other electronic means may and shall be received and relied upon in the same manner as set forth in the Settlement Agreement.

14.	The Superior Court of New Jersey, Law Division, Morris County, will retain continuing jurisdiction over any disputes arising under or any proceeding to enforce the terms of this Settlement Agreement. The Parties consent to personal jurisdiction of the Superior Court of New Jersey, Law Division, Morris County, which shall be the exclusive jurisdiction for purposes of litigating any disputes arising under or any proceeding to enforce the terms of this Settlement Agreement.

15.	The Parties acknowledge that they have been advised of their right to consult with an attorney prior to executing this Settlement Agreement, that they have consulted with an attorney prior to executing this Settlement Agreement, that they have carefully read and fully understand all of the provisions of this Settlement Agreement, and that they are entering into this Settlement Agreement, including the releases and covenants set forth in paragraph 6 above, knowingly, freely, and voluntarily in exchange for good and valuable consideration. The Parties represent that, in executing this Settlement Agreement, they have not relied and do not rely upon any representation or statement made by any other party, other than those set forth herein.

16.	The Parties each represent and warrant to each other (with such other Party reasonably relying upon said representations and warranties in entering into this Settlement Agreement) that the execution, delivery and performance of this Settlement Agreement and each instrument executed and to be executed in connection herewith, and the consummation of the transactions provided for herein and therein, are and will be within each Party’s power; have been duly authorized by all necessary action on each Party’s behalf; and do not and will not contravene any law, regulation, judgment, decree, order or award relating to each party or conflict with or result in any breach of the terms, conditions or provisions of, or constitute a default under each Party’s charter, by-laws or other agreement to which either is a Party or by which either is bound. This Settlement Agreement and each instrument executed and to be executed by the Parties in connection herewith are and will be the legal, valid and binding obligations of each enforceable against them in accordance with their respective terms.
          IN WITNESS WHEREOF, the Parties and their counsel have executed this Settlement Agreement as of the date first written above.

ATTEST:	HUDSON LOGISTICS INC.

By:
Secretary

ATTEST:	HUDSON LOGISTICS LOADING INC.

By:
Secretary

ATTEST:	CHARTWELL INTERNATIONAL, INC.

By:
Secretary

WITNESS:

IMRE ESZENYI

WITNESS:

RAYMOND KALAFSKY

ATTEST:	NEW YORK & GREENWOOD LAKE RAILWAY

By:
Secretary

ATTEST:	NORTHERN & BERGEN RAILROAD, LLC.

By:
Secretary